UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 29, 2013

One Horizon Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-10822	46-3561419
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

Weststrasse 1, Baar
Switzerland		CH6340
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		011 41 41 760 5820

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry Into a Material Definitive Agreement.

On November 29, 2013, One Horizon Group, Inc. (the “Company”), entered into a letter agreement (the “Agreement”) with Newport Coast Securities, Inc. (“Newport”).  Pursuant to the Agreement, the Company retained Newport on a non-exclusive basis to perform consulting services.  These services include expertise and consulting services with respect to the Company’s investor relations activities involving the Company’s business relations and working relationships with public/private/institutional investors, broker/dealers and financial advisors/analysts in the securities and financial services community.  Newport will also assist the Company in making presentations to the brokerage community and introductions to security firms and brokers; assist the Company in identifying analysts in the brokerage community to initiate coverage on the Company; and help sponsor the Company’s participation in small cap and/or other conferences.  In addition, the Company understands that Newport will assist the Company in expanding its shareholder base sufficiently in order to qualify the Company’s common stock for listing on a national stock exchange.  The Agreement will expire after six months but may be terminated by either party after 30 days by providing 30 days’ prior notice.

Under the Agreement, the Company agreed to pay Newport a flat fee of US$5,000 per month and reimburse Newport for certain expenses. In addition, the Company will issue Newport or its designated affiliates 15,000 restricted shares of common stock of the Company on January 6, 2014.

The foregoing description of the Agreement is only a summary of its material terms, does not purport to be complete and is qualified in its entirety by reference to such document. A copy of the Agreement is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1	Agreement, dated November 29, 2013, between One Horizon Group, Inc. and Newport Coast Securities, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE HORIZON GROUP, INC.

Date: December 3, 2013	By:	/s/ Martin Ward
Martin Ward
Chief Financial Officer